Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2009 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 13 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the third quarter and nine months ended June 30, 2009.

For the quarter ended June 30, 2009, the Company recorded a net loss of $234,861 or 19 cents per share, compared with  a net loss of $535,657 or 43 cents per share, in the same period a year ago. Sales in the third quarter were $1,521,033, down 11% from $1,704,816 a year ago. The loss reduction was due primarily to the cost cutting measures implemented January 1, 2009 along with additional personnel and wage reductions and other cost containment measures implemented May 1, 2009.

In the first nine months, the Company reported a net loss of $3,625,467 or $2.90 per share, compared with net income of $98,776 or 8 cents per share, in the same period a year ago. Sales were $4,015,152, down 62%, compared to $10,645,696 a year ago. The prior year nine month results benefited from strong shipments of equipment to customers participating in the California Evaporative Emissions Program with no similar program during the current year. In addition, during the first half of the current fiscal year a valuation allowance of $1,845,200 was recorded against the deferred tax assets.

Robert L. Bauman, President and CEO, said that most of the Company’s markets were still very depressed but appeared not to be falling further. He further stated that the fourth quarter should show improvement because of an order for emissions product for the State of New Jersey Emissions Program, planned aftermarket new product introductions, and initial shipments of a new product that tests diesel fuel injection systems to a major truck OEM. He remains optimistic that once the automotive OEM turmoil that characterized the last six months settles, significant orders for a new product that also tests fuel injection systems is likely. He went on to say that cost cutting measures implemented in January and April including wage and personnel reductions have positioned the Company to survive the current economic conditions and be ready to grow when markets improve.

Backlog at June 30, 2009 was $1,450,000, an increase of 51% from the backlog of $960,000 a year earlier. The increase was due primarily to increased orders in automotive diagnostic products of $812,000, specifically, $871,000 for emissions products, offset in part by a decrease of approximately $59,000 for non-emission aftermarket products. In addition, indicators and gauges decreased by approximately $322,000. The current year backlog includes an order for the emissions program in the State of New Jersey of approximately $1,100,000. The Company estimates that approximately 94% of the current backlog will be shipped in the last quarter of fiscal 2009.

The Company's financial position remains strong, with current assets of $4,243,814 that are 6.7 times current liabilities, and no long-term debt. Working capital at June 30, 2009 totaled $3,607,600 and shareholder's equity was $4,258,817 or $3.41 per share.

Hickok provides products and services primarily for automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2009, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2009	2008	2009	2008
Net sales	$1,521,033	$1,704,816	$4,015,152	$10,645,696
Income (loss) before Income tax	(234,861)	(857,457)	(1,780,267)	149,576
Income (recovery of) taxes	-0-	(321,800)	1,845,200	50,800
Net income (loss)	(234,861)	(535,657)	(3,625,467)	98,776

Basic income (loss) per share	(.19)	(.43)	(2.90)	.08
Diluted income (loss) per share	(.19)	(.43)	(2.90)	.08

Weighted average shares outstanding	1,248,095	1,244,104	1,248,095	1,236,545